EXHIBIT 99.1

Berry Plastics Corporation Acquires Filmco PVC Packaging Business

Evansville, Indiana, August 31, 2011 - Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today the acquisition of 100% of the common stock of LINPAC Packaging Filmco, Inc (“Filmco”) from LINPAC USA Holdings, Inc., a subsidiary of the UK-based LINPAC Group. Pursuant to the acquisition agreement, Berry paid approximately $19 million for Filmco, subject to certain customary adjustments. The company expects the acquisition to be immediately deleveraging.

Filmco is a manufacturer of PVC stretch film packaging for fresh meats, produce, freezer and specialty applications. The Filmco business has one manufacturing location in Aurora, Ohio and employs approximately 100 people. Filmco had 2010 annual net sales of $34 million.

Dave Corey, President of Berry's Specialty Films Division, stated, "Filmco’s portfolio of premium performance films complements Berry’s product offerings to the North American case-ready and in-store packaging markets. We are pleased and excited about Filmco joining the Berry team given their reputation for high quality products."

Roland Castellanos, Vice President for Linpac Packaging’s Spain, France and China operations and General Manager of Filmco stated, "The purchase of the Filmco business by Berry Plastics marks an important milestone for the business. Berry will focus on our segment and invest around the strong technologies of the business while providing our great employees with opportunity for professional growth. Berry in turn will gain a dedicated and professional team that has demonstrated its ability to generate value for all the businesses stakeholders-customers, shareholders and employees. I would personally like to thank each and every employee for their contribution to the company and for their friendship."

For additional information, please contact:
Ryan Ehlert
Vice President, Corporate Development
Diane Tungate
Executive Assistant
Berry Plastics Corporation
101 Oakley St. Evansville, IN 47710
Phone: (812)-306-2370

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. For the fiscal year ended October 2, 2010 Berry Plastics reported net sales of $4.3 billion and had over 16,000 employees. Berry is headquartered in Evansville, Indiana and has 75 manufacturing facilities around the world.

About LINPAC

Formed in the UK in 1959 as Lincolnshire Packaging, LINPAC Group Limited is a EUR 1.3 billion (£1.1 billion) international market leader in primary food packaging and returnable crates/containers for supply chain management. In 2010, LINPAC Group was ranked 37th in The Times Top Track 100 list of Britain's biggest private companies.